EXHIBIT 10.1

                        EMPLOYMENT AGREEMENT

       This Employment Agreement ("Agreement") is entered into on March 4, 2008, by and between Richard Gold, an individual ("Executive"), and CalAmp Corp., a Delaware corporation (the "Company").

RECITALS:

       A.	It is the desire of the Company to assure itself of the
continued services of Executive by engaging Executive to perform such services under the terms hereof.

       B.	Executive desires to commit himself to serve the Company on the terms herein provided.

       NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

       1.	Employment by the Company and Term.

             (a)	Full Time and Best Efforts.  Subject to the terms set
forth herein, the Company agrees to employ Executive as President and Chief Executive Officer of the Company, and in such other executive capacities as may be requested from time to time by the Board of Directors of the Company or a duly authorized committee thereof, and Executive hereby accepts such employment. Executive shall render such other services for the Company and corporations controlled by, under common control with or controlling, directly or indirectly, the Company, and to successor entities and assignees of the Company (the "Company's Affiliates") as the Company may from time to time reasonably request and as shall be consistent with the duties Executive is to perform for the Company and with Executive's experience. During the term of his employment with the Company, Executive will devote his full time and use his best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company or the Company's Affiliates, or that would interfere with his duties hereunder.

             (b)	Duties.  Executive shall serve in an executive capacity
and shall perform such duties as are customarily associated with his position, consistent with the Bylaws of the Company and as reasonably required by the Company's Board of Directors (the "Board").

             (c)	Company Policies.  The employment relationship between the
parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

             (d)	Term.  The initial term of employment of Executive under
this Agreement shall begin as of the date hereof for an initial term ending on March 4, 2009 (such period, the "Initial Term"), subject to the provisions for termination set forth herein and renewal as provided in
Section 1(e) below.

             (e)	Renewal.  Unless either party shall have given the other
notice that this Agreement shall not be renewed at least thirty (30) days prior to the end of the Initial Term, the term of this Agreement shall be automatically extended for a period of one (1) year, such procedure to be followed in each such successive year. Each extended term shall continue to be subject to the provisions for termination set forth herein. Failure by the Company to renew this Agreement shall constitute termination without cause or disability and Executive shall be eligible for severance in accordance with Sections 6(d) and 6(f) or, if applicable, Sections 6(e) and 6(f).

             (f)	Resignation.  By execution of this Agreement, Executive
hereby tenders his resignation as Chairman of the Board of Directors of the Company, which resignation will be immediately effective. Notwithstanding the foregoing, Executive shall continue to serve in his capacity as a director of the Company.

       2.	Compensation and Benefits.

             (a)	Salary.  Executive shall receive for services to be
rendered hereunder a salary at the rate of Thirty-Five Thousand Four Hundred Sixteen Dollars and Sixty-Seven Cents ($35,416.67) per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees (the "Base Salary"). The Base Salary will be reviewed by and shall be subject to adjustment at the sole discretion of the Board of Directors of the Company each year during the term of this Agreement.

             (b)	Participation in Benefit Plans.  During the term hereof,
Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The
Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs, as it deems appropriate.
Executive shall also participate in all standard fringe benefits offered by the Company to any of its Executive Officers.

             (c)	Vacation.  Executive shall be entitled to a period of
annual vacation time in accordance with the Company's vacation policy, to accrue pro rata during the course of each such twelve-month period. The days selected for Executive's vacation must be mutually and reasonably agreeable to by the Company and Executive.

       3.	Bonuses.

       Executive shall be eligible to participate in the Company's performance based short term incentive program at a target of eighty percent (80%) of the Base Salary with performance metrics to be established in accordance with the terms of the program.

       4.	Stock Awards.

       Executive shall be eligible to participate in the Company's employee stock award plans and shall be eligible for award of stock options or other stock incentive awards in accordance with the terms of the Company's stock award plans and in the discretion of the Committee of the Board administering such plans.

       5.	Reasonable Business Expenses and Support.
       Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder. Executive shall be furnished reasonable office space, assistance and facilities.

       6.	Termination of Employment.

       The date on which Executive's employment by the Company ceases under any of the following circumstances, shall be defined herein as the "Termination Date."

             (a)	Termination Upon Death.  If Executive dies prior to the
expiration of the term of this Agreement, the Company shall (i) continue coverage of Executive's dependents (if any) under all benefit plans or programs of the type listed above in Section 2(b) herein for a period of six
(6) months, and (ii) pay to Executive's estate the accrued portion of any salary and vacation earned as of the Termination Date, less standard withholdings for tax and social security purposes.

             (b)	Termination Upon Disability.  The Company may terminate
Executive's employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, as determined by competent medical authority. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except that Executive shall be paid the accrued portion of any salary and vacation earned as of the Termination
Date, less standard withholdings for tax and social security purposes.

             (c)	Termination for Cause.

                    (i)	Termination; Payment of Accrued Salary and Vacation.
The Board may terminate Executive's employment with the Company at any time for Cause, immediately upon notice to Executive of the circumstances leading to such termination for Cause. In the event that Executive's employment is terminated for Cause, Executive shall receive payment for all accrued salary and vacation earned through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise nor to make any payment in lieu of giving notice of such termination.

                    (ii)	Definition of Cause.  "Cause" means the
occurrence or existence of any of the following with respect to Executive, as determined by a majority of the directors of the Board: (A) unsatisfactory performance of Executive's duties or responsibilities, provided that the Company has given Executive written notice specifying the unsatisfactory performance of his duties and responsibilities and afforded Executive reasonable opportunity for cure, all as determined by a majority of the directors of the Board; (B) a material breach by Executive of any of his material obligations hereunder that the Company has given Executive written notice thereof; (C) willful failure to follow any lawful directive of the Company consistent with Executive's position and duties, after written notice and reasonable opportunity to cure, all as determined by the Board; (D) a material breach by Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of the Company's Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment; (E) commission of any willful or intentional act which could reasonably be expected to injure materially the property, reputation, business or business relationships of the Company or its customers; or (F) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude.

             (d)	Termination Without Cause or Disability.

                    (i)	Termination; Payment of Accrued Salary and Vacation.
The Company may terminate Executive's employment at any time for other than Cause or disability, by providing written notice to Executive. In such event (unless such termination would be covered by Section 6(e) below), the Company shall pay Executive as severance (A) subject to the last sentence of this Section 6(d)(i), an amount equal to 24 months of his then Base Salary, less standard withholdings for tax and social security purposes, payable over such 24 month term in monthly pro rata payments commencing as of the Termination Date (such monthly continued payments of Base Salary, the "Salary Continuation Benefit") and (B) the accrued portion of any vacation earned, less standard withholdings for tax and social security purposes. Following the Initial Term, the number of months for which the Salary Continuation Benefit shall be paid shall be decreased by one month for each month of service after the Initial Term until Executive has completed 30 months of employment at the Company; provided, that in no event shall Executive be paid less than 6 months of his then Base Salary.

                    (ii)	No Breach of Sections 7 or 8.  Notwithstanding
the foregoing, the Company shall not be obligated to pay any termination payments under this Section 6(d) if Executive breaches the provisions of Sections 7 or 8 below.

                    (iii)	Vesting Upon Termination.  In the event
Executive's employment is terminated pursuant to this Section 6(d), fifty percent (50%) of Executive's then unvested equity awards granted under the Company's stock incentive plans after the Executive became an employee of the Company shall become vested.

                    (iv)	Release By Executive.  In order to receive the
benefits provided by this Section 6(d) or Section 6(e), Executive shall deliver to the Company at the time of separation of employment a full and complete release, in form and substance reasonably acceptable to the Company, of all claims, known or unknown, that Executive may have against the Company, other than claims for indemnification, workers compensation or under the Company's 401(k) plan.

             (e)	Termination Following a Change of Control.  If, within the
12-month period following a Change of Control (as defined below), the Company terminates Executive's employment for other than Cause or disability or Executive terminates his employment for Good Reason (as defined below), then (i) seventy five percent (75%) of Executive's then unvested equity awards granted under the Company's stock incentive plans after the Executive became an employee of the Company shall become vested and (ii) the termination payments provided for under Section 6(d) shall extend for a period of the longer of (X) the number of months that would be payable under
Section 6(d) if the termination had occurred pursuant to such Section or (Y)
12 months. In order to terminate his employment for Good Reason, Executive must give the Company notice of termination within sixty (60) days of the occurrence of one of the events included in the definition of Good Reason.
In all other respects Section 6(d) shall remain applicable. The following definitions shall apply:

                    (i)	"Change of Control" shall mean the consummation of
the first to occur of (A) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (B) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (C) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related parties) hold less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; or (D) the acquisition by any person or group of more than 50% of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company.

                    (ii)	"Good Reason" shall mean the occurrence of any
one or more of the following without Executive's express written consent:
(A) the assignment of Executive to duties materially inconsistent with Executive's authority, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company or a material reduction in or alteration to the nature or status of Executive's authority, duties or responsibilities, in each case from those in effect at the date of the occurrence of the Change of Control; (B) the Company requiring Executive to be based at a location which is more than fifty (50) miles further from the Executive's then current primary residence than such residence is from the Company location at which Executive is then working;
or (C) a reduction in Executive's base salary.

             (f)	Benefits Upon Termination.  All benefits provided under
Section 2(b) hereof shall be extended, at Executive's election and cost, to the extent permitted by the Company's insurance policies and benefit plans, for 24 months after Executive's Termination Date, except (i) as required by law (e.g., COBRA health insurance continuation election) or (ii) in the event of a termination described in Section 6(a).

             (g)	Termination by Executive.  Executive shall have the right,
at his election, to terminate his employment with the Company upon two months advance written notice to the Company to that effect; provided, however, that the Company may in its discretion waive the advance notice period.

             (h)	Reduction in Payments.  Notwithstanding anything contained
in this Agreement to the contrary, in the event that the payments to Executive under this Section 6, either alone or together with other payments Executive has a right to receive from the Company, would not be deductible
(in whole or in part) by the Company as a result of such payments constituting a "parachute payment" (as defined in Section 280G of the Internal Revenue Code, as amended (the "Code")), such payments shall be reduced to the largest amount as will result in no portion of the payments under this Section 6 not being fully deductible by the Company as the result of Section 280G of the Code. The determination of any reduction in the payments under this Section 6 pursuant to the foregoing sentence shall be made exclusively by the firm of independent public accountants serving as the Company's principal auditors immediately prior to the Termination Date
(whose fees and expenses shall be borne by the Company), and such determination shall be conclusive and binding on the Company and Executive.

       7.	Proprietary Information Obligations.

       During the term of employment under this Agreement, Executive will have access to and become acquainted with the Company's and the Company's Affiliates' confidential and proprietary information, including, but not limited to, information or plans regarding the Company's and the Company's Affiliates' customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively "Proprietary Information"). Executive shall not disclose any of the Company's or the Company's Affiliates' Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or the Company's Affiliates, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company or the Company's Affiliates, as the case may be, and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment; provided, however, that Executive may retain copies of documents reasonably related to his interest as a shareholder and any documents that were personally owned, which copies and the information contained therein Executive agrees not to use for any business purpose. Notwithstanding the foregoing, Proprietary Information shall not include (i) information which is or becomes generally public knowledge except through disclosure by Executive in violation of this Agreement and (ii) information that may be required to be disclosed by applicable law.

       8.	Noninterference.
       While employed by the Company and for a period of two (2) years after termination of this Agreement, Executive agrees not to interfere with the business of the Company or any of the Company's Affiliates by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company or any of the Company's Affiliates to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

       9.	Miscellaneous.
             (a)	Notices.  Any notices provided hereunder must be in
writing and shall be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

CalAmp Corp.
1401 Rice Avenue
Oxnard, California 93030
Attention:  Chairman of the Board
Telecopier:  (805) 482-5842

To Executive:

Richard Gold
c/o CalAmp Corp.
1401 Rice Avenue
Oxnard, California  93030
Telecopier:  (805) 482-5842

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

             (b)	Severability.  Any provision of this Agreement which is
deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

             (c)	Entire Agreement.  This document constitutes the final,
complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

             (d)	Counterparts.  This Agreement may be executed in separate
counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

             (e)	Successors and Assigns.  This Agreement is intended to
bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

             (f)	Amendments.  No amendments or other modifications to this
Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

             (g)	Choice of Law.  All questions concerning the construction,
validity and interpretation of this Agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

       10.	Attorney's Fees.

       In the event of litigation arising under this Agreement or out of or concerning Executive's employment or termination by the Company, the prevailing party shall, in addition to all costs of suit, be entitled to recover his or her reasonable attorney's fees from the other party.

       IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

EXECUTIVE


/s/ Richard Gold
------------------
 Richard Gold


CALAMP CORP.


By:    /s/ Frank Perna
    -------------------------
          Frank Perna
Title:  Chairman of the Board